Exhibit 10.2

THIS OPTION AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EPIC SPORTS INTERNATIONAL, INC. THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

OPTION TO PURCHASE SHARES OF COMMON STOCK
OF EPIC SPORTS INTERNATIONAL, INC.
FROM UNIVERSAL APPAREL HOLDINGS, INC.

October 26, 2010

THIS CERTIFIES THAT, for value received, Samsung C&T America, Inc. (and each person to whom this Option is validly transferred in accordance with the terms hereof, the “Holder”) is entitled, under the terms and conditions hereof, to purchase from Universal Apparel Holdings, Inc., a Delaware corporation (“UAH”), the number shares of Epic Sports International, Inc. (“Epic”), a Nevada corporation, Common Stock (the “Epic Common Stock”) determined in accordance with Section 1.1, at a price of per share as set forth in Section 0 (subject to adjustment as provided herein) (the “Exercise Price”), except as otherwise provided herein, upon surrender of this Option to UAH.  Upon delivery of this Option, together with payment of the Exercise Price multiplied by the total number of shares of Epic Common Stock thereby purchased, at the principal office of Epic or UAH or at such other office or agency as UAH may designate by notice in writing to the Holder (the “Designated Office”), the Holder shall be entitled to receive a certificate or certificates for the shares of Epic Common Stock so purchased.  The date on which UAH has received (a) this Option and (b) payment for the shares of Epic Common Stock, in accordance with the terms hereof, shall be referred to herein as the “Exercise Date”.

This Option is subject to the following terms and conditions:

1. Exercise of Option.

1.1 Term; Exercise; Exercise Price.

(a) This Option is effective from the Original Issue Date (as defined below) until 5:00 p.m. (Eastern Time) on December 31, 2014 (the “Termination Date”); provided, however, that if that certain Strategic Alliance Agreement dated October 26, 2010 by and between Samsung C&T America, Inc. and Epic is  terminated or expires prior to December  31, 2014, the Termination Date shall be 5:00 p.m. (Eastern Time) on the effective date of such termination or expiration.

(b)  This Option is exercisable for such number of shares of Epic Common Stock as shall equal ten percent (10%) of the aggregate number of Common Shares Deemed Outstanding as of the close of business on the Exercise Date, as follows:  The Option shall be exercisable by Holder, at any time, from the Original Issue Date until on or before the close of business on the Termination Date, in whole or in part(s), by Holder in the manner set forth in Section 1.2 below; provided, however that if Holder decides to exercise the Option in parts, the Option shall be exercisable a maximum of two (2) times.

For this purpose, “Common Shares Deemed Outstanding” on any date shall mean and include the following, on and as of the close of business on such date:  (1) all shares of Epic Common Stock then issued and outstanding, (2) all shares of Epic Common Stock then issuable upon exercise of this Option if then exercised in full, and (3) all shares of Epic Common Stock then issuable upon exercise of any options or warrants and conversion of any convertible securities of Epic then outstanding.  The capitalization  of EPIC as of the date hereof is annexed hereto as Exhibit A.  Epic or UAH shall deliver to the Holder, on or before each of the first, second, third and fourth anniversaries of the date hereof, an update to Exhibit A as of such date certified as true and correct by Epic’s Chief Executive Officer and Chief Financial Officer.  It being expressly agreed and understood that this Option and “Common Shares Deemed Outstanding” shall only apply to shares of Epic Sports International, Inc. and Holder shall have no rights to any shares in Epic Sports International, Inc.’s partners, subsidiaries, parents, affiliated entities, shareholders and or affiliates.

(c) The Exercise Price for the Epic Common Stock issuable upon the exercise hereof shall be:  $80 per share.

(d) In the event Amincor, Inc., a Nevada corporation (“Amincor”)  has acquired UAH’s shares of EPIC at the time Holder exercises this Option, Amincor also agrees that it will sell such of its shares of Epic Common Stock to Holder as required under this Option, and will comply with all other obligations of UAH set forth in this Option.  If any majority shareholder of Epic does not agree to sell its shares to Holder upon exercise of this Option, then Epic will issue additional shares to sell to Holder as necessary upon its exercise of this Option.  In such event, the Exercise Price and number of shares would be adjusted accordingly so that the total consideration paid by Holder upon exercise of the Option would remain the same as it would have been without the issuance of additional shares.

1.2 Method of Exercise.  While this Option remains outstanding and exercisable in accordance with Section 1.1 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  Such exercise shall be effected by:

(a)  the surrender of this Option, together with a duly executed copy of the form subscription attached hereto as Exhibit B, to the Secretary of UAH at the Designated Office; and

(b)  subject to Section 1.3 below, the payment to UAH (or such other entity selling shares of Epic Common Stock to Holder hereunder) by wire transfer or check acceptable to UAH of the aggregate Exercise Price for the number of shares of Epic Common Stock to be purchased.

1.3 Certificates for Shares.  Epic shall, within 20 days after the Exercise Date, deliver a certificate for the shares of Epic Common Stock purchased in the name of the Holder, or as the Holder may direct (subject to the restrictions upon transfer contained herein and upon payment by the Holder of any applicable transfer taxes).  In case the Holder shall exercise this Option with respect to less than all of the shares of Epic Common Stock that may be purchased under this Option, UAH shall execute a new Option in the form of this Option for the balance of such shares and promptly deliver such new Option to the Holder.  UAH and/or Epic shall pay any and all issue and other taxes (other than income taxes and transfer taxes) that may be payable in respect of any issue or delivery of shares of Epic Common Stock upon exercise of this Option.  Notwithstanding any other provision of this Option, UAH and/or Epic shall, if the Holder so elects, deliver the Epic Common Stock issuable upon exercise of this Option to any third party designated by the Holder.

1.4 Transfer of Option.  This Option may be transferred by Holder upon surrender of this Option for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to Epic duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, whereupon the transfer shall be registered on the register maintained by Epic, and thereupon one or more new Options, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.  No service charge shall be made for any such registration of transfer, but Epic may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.  Prior to due presentation of this Option for registration of transfer, Epic and any agent of Epic may treat the Holder in whose name this Option is registered as the owner thereof for all purposes, and neither Epic, UAH nor any such agent shall be affected by notice to the contrary.  Any such transfer pursuant to this Section 1.4 shall comply with The Securities Act of 1933, as amended.

2. Certain Adjustments.

2.1 Adjustment for Issuances of Additional Shares.

(a) In the event that Epic shall issue, from time to time, Additional Shares of Epic Common Stock (including Additional Shares of Epic Common Stock deemed to be issued pursuant to Section 2.1(c)) without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then and in such event, the Exercise Price in effect on the date of and immediately prior to such issue shall be decreased, concurrently with such issue, by multiplying such Exercise Price by a fraction:

(i) the numerator of which shall be (A) the number of shares of Epic Common Stock outstanding immediately prior to such issue plus (B) the number of shares of Epic Common Stock which the aggregate consideration received by Epic for the total number of Additional Shares of Epic Common Stock so issued would purchase at such Exercise Price, and

(ii) the denominator of which shall be (A) the number of shares of Epic Common Stock outstanding immediately prior to such issue plus (B) the number of Additional Shares of Epic Common Stock so issued.

(b) Special Definitions.  For purposes of this Section 2.1, the following definitions apply:

(i) “Additional Shares of Epic Common Stock” means all shares of Epic Common Stock issued (or, pursuant to Section 2.1(c), deemed to be issued) by Epic after the Original Issue Date, other than:

(A) this Option or a new Option or Options issued in replacement thereof, or shares of Epic Common Stock issued or issuable upon exercise thereof; and

(B) shares of Epic Common Stock for which adjustment to the Exercise Price is made pursuant to Sections 2.2 to 2.6.

(ii) “Convertible Securities” means any evidences of indebtedness, shares (other than Epic Common Stock) or other securities convertible into or exchangeable for Epic Common Stock.

(iii) “Options” means rights, options, or warrants to subscribe for, purchase or otherwise acquire either Epic Common Stock or Convertible Securities (defined below).

(iv) “Original Issue Date” means October 26, 2010.

(c) Deemed Issue of Additional Shares of Epic Common Stock.  In the event Epic at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Epic Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Epic Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Epic Common Stock are deemed to be issued:

(i) no further adjustments in the Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Epic Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to Epic, or decrease in the number of shares of Epic Common Stock issuable, upon the exercise, conversion or exchange thereof, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Exercise Price shall affect Epic Common Stock previously issued upon exercise of this Option, in whole or in part, as the case may be);

(iii) upon the expiration or termination of any such Options or any conversion or exchange rights related to such Convertible Securities, the Exercise Price, to the extent in any way affected by or computed using such Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Epic Common Stock (and Options or Convertible Securities which remain in effect) actually issued upon the exercise of such Options or rights related to such Convertible Securities; and

(iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (A) the Exercise Price on the original adjustment date, or (B) the Exercise Price that would have resulted from any issuance of Additional Shares of Epic Common Stock between the original adjustment date and such readjustment date.

(d) Determination of Consideration.  Notwithstanding any language contrary herein, it is expressly understood and agreed by Epic, UAH and Holder of this Option that the Exercise Price and the number of shares shall be adjusted so that the total consideration paid by Holder upon exercise of this Option to acquire Epic Common Stock from UAH would remain the same as if it would have been without the issuance of any Additional Shares of Epic Common Stock and that at all times Holder shall be entitled to exercise this option so as to acquire the equivalent of 10% of the Common Shares Deemed outstanding of Epic at the time of such exercise.

2.2 Adjustment to Exercise Price for Subdivisions or Combinations of Epic Common Stock.  In case outstanding Epic Common Stock shall be subdivided into a greater number of shares of Epic Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding Epic Common Stock shall each be combined into a smaller number of shares of Epic Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

2.3 Adjustment to Exercise Price for Distributions of Property.  [INTENTIONALLY LEFT BLANK]

2.4 Adjustment to Exercise Price for Distributions of Cash.  [INTENTIONALLY LEFT BLANK].

2.5 Adjustment to Exercise Price for Reclassification of Epic Common Stock.  [INTENTIONALLY LEFT BLANK]

2.6 No Adjustments and Rounding.  No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 2.6) would require an increase or decrease of at least one percent in such price; provided, however, that any adjustments which by reason of this Section 2.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Option shall be made to the nearest cent.

2.7 Adjustment for Tax Treatment.  Epic may make such decreases in the Exercise Price, for the remaining term of this Option or any shorter term, in addition to those required by Section 2 as it considers to be advisable in order to avoid or diminish any income tax to any holders of Epic Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

2.8 Certificate of Exercise Price Adjustment.  Whenever the Exercise Price and/or number of shares of Epic Common Stock issuable on exercise of this Option is adjusted as provided in Section 2, Epic shall compute the adjustments in accordance with Section 2 and shall prepare a certificate signed by the Chief Financial Officer of Epic setting forth the adjusted Exercise Price and/or number of shares of Epic Common Stock issuable on exercise of this Option and showing in reasonable detail the facts upon which such adjustment is based, and shall promptly deliver such certificate to the holder of this Option.

2.9 Notice of Events.  In case:

(a) Epic shall declare a dividend or other distribution on its Epic Common Stock payable (i) otherwise than exclusively in cash or (ii) exclusively in cash in an amount that would require any adjustment pursuant to Section 2; or

(b) Epic shall authorize the granting to the holders of its Epic Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(c) of any reclassification of the Epic Common Stock, or of any consolidation, merger or share exchange to which Epic is a party and for which approval of any shareholders of Epic is required, or of the conveyance, sale, transfer or lease of all or substantially all of the assets of Epic; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of Epic; or

(e) Epic or any subsidiary shall commence a tender offer for all or a portion of UAH’s outstanding Epic Common Stock (or shall amend any such tender offer),

then Epic shall cause to be delivered to the holder of this Option, at least 20 days (or 10 days in any case specified in clause (a) or (b) above) prior to the applicable record, expiration or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Epic Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, (B) the date on which the right to make tenders under such tender offer expires or (C) the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Epic Common Stock of record shall be entitled to exchange their Epic Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up.  Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in paragraphs (a) through (e) of this Section 2.9.  Notwithstanding the foregoing, Holder expressly agrees that this Section 2.9 shall not apply to any transaction which results in the merger, with or sale, transfer or lease of all or substantially all of the properties and assets of UAH to Amincor, Inc., a Nevada corporation.

2.10 Reservation of Epic Common Stock.  Epic shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Epic Common Stock, for the purpose of effecting the exercise of this Option, the full number of shares of Epic Common Stock then issuable upon the exercise of this Option.

2.11 Taxes.  Epic or UAH shall pay any and all taxes and duties that may be payable in respect of the issue or delivery of Epic Common Stock on exercise of this Option.  Epic nor UAH shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Epic Common Stock in a name other than that of the Holder of this Option (or a third party as may be designated by the Holder), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to Epic or UAH the amount of any such tax or duty, or has established to the satisfaction of Epic and UAH that such tax or duty has been paid.

2.12 Due Authorization and Valid Issuance; Fully Paid.  Epic acknowledges that all Epic Common Stock held by UAH as of the date hereof has been duly authorized and validly issued and is fully paid and nonassessable and, except as provided in Section 2.11, Epic or UAH will pay all taxes, liens and charges with respect to the issue thereof.

2.13 Consolidation, Merger, Etc.  In case of any consolidation of Epic with any other person, any merger of Epic into another person or of another person into Epic (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Epic Common Stock) or any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of Epic, the Holder of this Option shall be entitled to receive the difference between the per share consideration received for the Epic Common Stock and the Exercise Price (the “Merger Consideration”).  By way of example, if the cash consideration received for the Epic Common

Stock were $100 per share, Holder would  receive $20 per share ($100 – $80) multiplied by the total number of shares of Epic Common Stock Holder would be entitled to pursuant to the terms of this Option.  Holder shall have no other rights or remedies other than the Merger Consideration noted above for any shares Holder would be entitled to pursuant to this terms of this Option and expressly agrees that it shall not take any actions which may delay or impede any such consolidation of Epic with any other person, any merger of Epic into another person or of another person into Epic (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Epic Common Stock) or any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of Epic.  Notwithstanding the foregoing, Holder expressly agrees that this Section 2.13 shall not apply to any transaction which results in the merger, sale, transfer or lease of all or substantially all of the properties and assets of Epic to Amincor, Inc., a Nevada corporation.

3. Certain Representations and Warranties.

3.1 Epic/UAH Representations and Warranties.  In connection with the issuance of this Option, Epic and UAH, jointly and severally, represent and warrant to the Holder (a) Epic is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and UAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the execution, delivery and performance of this Option by UAH and Epic does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which UAH is a party or by which it is bound or violate any provision of law, statute, rule or regulation applicable to UAH, (c) is the valid and binding obligation of UAH, enforceable against UAH in accordance with its terms, (d) the capitalization of Epic as of the date of this Option is as set forth on Exhibit A, and except as set forth on Exhibit A, there are no outstanding common stock, preferred stock, options, warrants, preemptive rights, subscription rights, convertible securities or other agreements or plans under which Epic is or may become obligated to issue, sell or transfer any securities of Epic, and (e) on a post-issuance basis assuming the exercise of this Option, and assuming the capitalization of Epic as set forth on Exhibit A does not change, 2,500 shares of Epic Common Stock would represent an ownership of ten percent (10%) of the equity of Epic on a fully diluted basis.

3.2 Investment Representations and Warranties of the Holder.  The Holder represents and warrants that (a) this Option and the Epic Common Stock to be acquired by the Holder pursuant to this Agreement will be acquired for its own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act, and will not be disposed of in contravention of the Securities Act or this Option and (b) that the Holder has had an opportunity to ask questions and receive answers concerning the business of UAH and Epic.

4. Miscellaneous.

4.1 Successors and Assigns.  The terms of this Option shall be binding upon and shall inure to the benefit of any successors or assigns of UAH, Epic and of the Holder and all of the obligations of UAH and Epic relating the exercise of this Option shall survive the exercise of this Option.

4.2 Holder Not Deemed a Stockholder.  No Holder, as such, shall be entitled to vote or receive dividends (except as expressly set forth herein) or be deemed to be a stockholder of Epic for any purpose, nor shall anything contained in this Option be construed to confer upon the Holder, as such, any rights of a stockholder of Epic or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.

4.3 No Fractional Shares.  No fractional share shall be issued upon exercise of this Option.  Epic shall, in lieu of issuing any fractional share, make a cash payment therefor on the basis of the Exercise Price.

4.4 Replacement Option.  Upon receipt of evidence reasonably satisfactory to Epic of the loss, theft, destruction or mutilation of this Option and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to UAH and/or Epic, or, in the case of any such mutilation, upon surrender and cancellation of such Option, Epic (Holder shall pay all reasonable expense of new Option), shall execute and deliver, in lieu thereof, a new Option of like data and terms.

4.5 Saturdays, Sunday and Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised, except as to the purchase price, on the next succeeding day not a legal holiday.

4.6 Governing Law, Consent to Jurisdiction; Waiver of Jury Trial.  This Option shall be governed by the laws of the State of New York, without regard to the application of conflict of law rules. THE PARTIES HEREBY IRREVOCABLY AGREE THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS OPTION, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (WITHIN NEW YORK COUNTY) AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN THE STATE OF NEW YORK (WITHIN NEW YORK COUNTY) AND FURTHER IRREVOCABLY WAIVE ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.   THE  PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS OPTION OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

4.7 Receipt as Acceptance.  Receipt of this Option by the Holder shall constitute acceptance of and agreement to the foregoing terms and conditions.

4.8 Amendment and Waiver.  Any term of this Option may be amended and the observance of any term of this Option may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of UAH, Epic and the Holder.

4.9 Notice.  Unless otherwise provided, any notice required or permitted under this Option shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, one (1) business day after it is transmitted by facsimile or deposited with a nationally recognized overnight courier service or five (5) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, UAH and Holder have caused this Option to be signed by their duly authorized officers.

UNIVERSAL APPAREL HOLDINGS, INC.

By:/s/Robert L. Olson
Name: Robert L. Olson
Title: V.P.

ACKNOWLEDGED AND AGREED:

SAMSUNG C&T AMERICA, INC.

By: /s/ Kyo In Choo
Name: Kyo In Choo
Title:  President and CEO

Epic Sports International, Inc. is signing below for the limited purpose of acknowledging the granting of this option by Universal Apparel Holdings, Inc. and to acknowledge its agreement to the terms hereof.

EPIC SPORTS INTERNATIONAL, INC.

By: /s/ Sean Frost
Name: Sean Frost
Title: President

Amincor, Inc. is signing below for the limited purpose of confirming their agreement to the provisions of Section 1.1(d) above.

AMINCOR,  INC.

By:/s/ Joseph F. Ingrassia
Name: Joseph F. Ingrassia
Title: VP